Exhibit 99.1

NEWS RELEASE
RAMBUS SIGNS DEFINITIVE AGREEMENT TO ACQUIRE CRYPTOGRAPHY RESEARCH
Accelerates strategy to aggressively grow annual revenues
SUNNYVALE, CA — May 12, 2011 — Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced it has signed a definitive agreement to acquire privately-held Cryptography Research, Inc. (CRI), a leading semiconductor security R&D and licensing company. Rambus plans to acquire CRI for an aggregate of $342.5 million comprised of $167.5 million in cash, approximately 6.4 million shares of Rambus stock, and $50 million payable to CRI employees in cash or stock over three years. This acquisition will expand the breadth of Rambus’ breakthrough technologies available for licensing with complementary technologies from CRI that include patented innovations and solutions for content protection, network security, anti-counterfeiting and financial services. Rambus estimates that this acquisition will be accretive on a pro forma basis in 2013.
“The addition of CRI’s world-class security technology is a pivotal step in our strategy to extend our IP leadership and aggressively drive our revenue growth,” said Harold Hughes, president and chief executive officer at Rambus. “Combined with our complementary semiconductor, and lighting and display technologies, we will create an unrivaled set of innovations and solutions critical for a broad range of electronics, with particular focus on the fast growing mobile market.”
Over five billion semiconductor products secured by CRI’s technology are made under license annually. CRI’s licensees include leading semiconductor, electronics and services companies such as Atmel, Infineon, Microsoft, NXP, Raytheon, Renesas, Samsung, STMicroelectronics, Toshiba, and Visa. CRI is led by internationally renowned cryptographer and scientist Paul Kocher, whose accomplishments include helping author the SSL 3.0 standard, discovering differential power analysis (DPA), as well as developing techniques for securing electronic systems against DPA attacks.
“Rambus will provide our team the perfect home to continue development of technology which addresses an increasingly complex range of security requirements,” said Paul Kocher, president and chief scientist of Cryptography Research. “With many billions of connected devices conducting electronic transactions, storing important personal data, and delivering copyrighted content, the needs for security are paramount. Our passion is solving these challenging data security problems through innovative cryptographic techniques to the benefit of our licensed customers and consumers worldwide.”
Key technologies developed and licensed by CRI include DPA countermeasures. DPA attacks involve monitoring the fluctuating electrical power consumption of a target device and then using advanced statistical methods to derive cryptographic keys and other secrets. With CRI’s DPA countermeasures, electronic systems and security devices, such as smart cards, are protected from DPA attacks. Critical to electronic system security, DPA protection is now mandated for many government and commercial services.

In addition, CRI offers anti-piracy and anti-counterfeiting solutions including CryptoFirewall™ technology. The CryptoFirewall core is a separate, on-chip, hardware-based security block that protects cryptographic keys and computations from attack. CryptoFirewall solutions can be used across a broad spectrum of applications including Pay TV security and counterfeit protection of printer consumables.
The boards of directors of both companies and a majority of the shareholders of CRI have approved the acquisition. This acquisition is subject to review and approval pursuant to the Hart-Scott-Rodino Act. Rambus anticipates the transaction will close this summer contingent upon regulatory approvals and satisfying other conditions specified in the definitive agreement.
Audio Conference Call and Webcast Scheduled
Rambus management will discuss this acquisition during a special conference call today at 2:30 p.m.
PT. The call will be webcast and can be accessed through the Rambus website. A replay will be available following the call on Rambus’ Investor Relations website or for one week at the following numbers: (800) 642-1687 (domestic) or (706) 645-9291 (international) with ID# 67805938.
About Rambus Inc.
Founded in 1990, Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Headquartered in Sunnyvale, California, Rambus has regional offices in North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.
About Cryptography Research, Inc.
Cryptography Research, Inc. is a leading semiconductor security R&D and licensing company. Cryptography Research develops and licenses innovative technologies in areas including tamper resistance, content protection, network security, and financial services. The company was established in 1995 by internationally renowned cryptographer Paul Kocher. Cryptography Research clients include many of the world’s leading technology and media delivery companies. Security systems designed by Cryptography Research engineers protect electronic commerce in the wireless, telecommunications, financial, digital television, entertainment, consumer electronics, and Internet industries.
Forward Looking Statements
This press release contains forward-looking statements related to Rambus, CRI, the timing and consummation of the acquisition of CRI and the potential benefits of the acquisition. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Rambus files from time to time with the SEC, including Rambus’ most recent Form 10-K and Form 10-Q, as well as Rambus’ future filings. These SEC filings contain and identify important factors that could cause results of the acquisition and related transactions to differ materially from those contained in Rambus’ forward-looking statements. Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.
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Press Contacts:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com